                                                                    EXHIBIT 12.1


SUMMIT PROPERTIES INC.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998
(Dollars In Thousands)

                                                     Three Months     Nine Months
                                                         Ended           Ended
                                                     September 30     September 30
                                                     ------------     ------------
Funds from operations before fixed charges:
    Income (loss) before minority interest of
      unitholders in Operating Partnership and
      extraordinary items                               $ 7,892          $30,652
    Interest:
      Expense incurred                                    8,181           22,627
      Amortization of deferred financing costs              211              724
                                                        =======          =======
      Total                                             $16,284          $54,003
                                                        =======          =======

Fixed charges:
    Interest expense                                    $ 8,181          $22,627
    Interest capitalized                                  1,723            4,352
    Rental fixed charges                                     32              105
    Amortization of deferred financing costs                211              724
                                                        =======          =======
      Total                                             $10,147          $27,808
                                                        =======          =======

Ratio of earnings to fixed charges                         1.60             1.94
                                                        =======          =======